THE SYMBOL ‘***’ IS USED THROUGHOUT THIS EXHIBIT TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AS CONFIDENTIAL.

Exhibit 10.1

SEPTEMBER 24, 2004 AMENDMENT BETWEEN

ANGIOTECH PHARMACEUTICALS, INC. AND

COOK INCORPORATED MODIFYING JULY 9, 1997 LICENSE AGREEMENT AMONG ANGIOTECH PHARMACEUTICALS, INC., BOSTON SCIENTIFIC CORPORATION, AND COOK INCORPORATED

This Amendment is made and entered into as of this 24th day of September, 2004 (the “Effective Date”), by and between Angiotech Pharmaceuticals, Inc., a corporation organized under the laws of the Province of British Columbia (“Angiotech”), and Cook Incorporated, an Indiana corporation (“Cook”).

WHEREAS, Angiotech, Cook, and Boston Scientific Corporation (“BSC”) entered into the “License Agreement Among Angiotech Pharmaceuticals, Inc., Boston Scientific Corporation and Cook Incorporated” dated July 9, 1997, under which Angiotech agreed to license on a co-exclusive basis to Cook and BSC certain patent rights, license rights, and technology relating to the use of paclitaxel or certain other agents as a coating for certain medical devices, and Cook and Angiotech have amended that agreement on September 8, 2001 and June 12, 2002 (collectively, the “Angiotech License Agreement”);

WHEREAS, the parties have differed in their respective interpretations of the rights and obligations arising under Section 9.1(e) of the Angiotech License Agreement (as amended June 12, 2002); and

WHEREAS, as provided herein, Angiotech and Cook desire to resolve those differences and further amend the Angiotech License Agreement to modify certain rights and licenses granted to Cook;

NOW THEREFORE, Angiotech and Cook hereby agree as follows:

1.

As of the Effective Date, the following portion of the worldwide rights and licenses granted to Cook and the associated obligations of Cook under the Angiotech License Agreement shall be terminated:

Cook’s worldwide right and license to use, manufacture, have manufactured, distribute and sell, and to grant sublicenses to its Affiliates to use, manufacture, have manufactured, distribute and sell, the Angiotech Technology in the Coronary Vascular Field of Use (as defined immediately below).

As used herein, the “Coronary Vascular Field of Use” means endoluminal vascular Licensed Applications for the treatment and\or prevention of disease of the coronary arteries and their branches, or other vasculature providing blood flow to the heart.

It is acknowledged that under the Angiotech License Agreement, the Licensed Field of Use and Licensed Applications do not include vascular wrap applications or products for vascular anastomoses.

The foregoing termination and foregoing acknowledgment do not in any way terminate, expand, or diminish Cook’s Licensed Field of Use under the Angiotech License Agreement in Licensed Applications outside of the Coronary Vascular Field of Use.

2.

As of the Effective Date, the following portion of the worldwide rights and licenses granted to Cook and the associated obligations of Cook under the Angiotech License Agreement shall be extended in time as set forth in Paragraph 3 below:

Cook’s worldwide right and license to use, manufacture, have manufactured, distribute and sell, and to grant sublicenses to its Affiliates to use, manufacture, have manufactured, distribute and sell, the Angiotech Technology in the Peripheral Vascular Field of Use and the GI Field of Use (as they are respectively defined immediately below).

As used herein, the “Peripheral Vascular Field of Use” means [***].  Notwithstanding the foregoing, “Peripheral Vascular Field of Use” excludes any application in the Coronary Vascular Field of Use.  “GI Field of Use” means [***].  For purpose of clarity, as a result of this Amendment, Cook’s remaining Licensed Fields of Use under the Angiotech License Agreement shall consist of Peripheral Vascular and GI.

3.

As between Angiotech and Cook, Section 9.1(e) of the Angiotech License Agreement, as amended June 12, 2002, is replaced in its entirety with the following, pursuant to which Angiotech hereby grants Cook an extension of time as to the Peripheral Vascular Field of Use and the GI Field of Use only:

9.1(e)  Termination for Failure to Commercialize Peripheral Vascular Field of Use.  Angiotech shall have the right, at its election, to terminate any or all of Cook’s rights and licenses under the Angiotech License Agreement in the Peripheral Vascular Field of Use (as defined in this Amendment), if by [***], none of Cook or its Affiliates has completed the enrollment of all patients for a pivotal clinical trial on an Eligible Peripheral Vascular Product in the United States subject to an Investigational Device Exemption, which trial is suitable for securing from the FDA final approval to market and sell such Eligible Peripheral Vascular Product in the United States.  Any such termination will not affect Cook’s rights and obligations in the GI Field of Use.

Furthermore, as between Angiotech and Cook, Section 9.1(g) of the Angiotech License Agreement, as amended June 12, 2002, is replaced in its entirety with the following:

9.1(g)  Unanticipated Regulatory Requirements in the Peripheral Vascular Field of Use.  Both parties acknowledge the necessity to meet all applicable regulatory requirements in the major markets of the world (U.S., Europe, and Japan).  Both parties also acknowledge the uncertain regulatory requirements for a combination drug device product.  If regulatory requirements create significantly longer timelines than currently anticipated for Cook or its Affiliates to receive regulatory approval for an Eligible Peripheral Vascular Product (for instance, due to the requirements of a separate and distinct dose finding trial in a major market of the world), Cook or its Affiliates will notify Angiotech no later than 30 days immediately following Cook’s or its Affiliates’ first knowledge of any event that may give rise to a longer than previously anticipated timeline for such regulatory approval.  Both parties shall then meet within 30 days of such notification to review the impact on timelines and to negotiate in good faith an extension to the deadline set forth in Section 9.1(e) above.

4.

As between Angiotech and Cook, Section 4.2(a) of the Angiotech License Agreement is replaced in its entirety with the following:

4.2(a)  Royalties on Eligible Peripheral Vascular Products.  “Eligible Peripheral Vascular Products” means any Licensed Application in the Peripheral Vascular Field of Use.  Within sixty (60) days after the end of each Contract Quarter during the term of the Cook License, Cook shall pay Angiotech an additional royalty (the “Cook Peripheral Vascular Royalty”) on Net Sales of Eligible Peripheral Vascular Products that are covered in the country of sale by one or more valid and enforceable claims included in the Patent Rights, by Cook and its Affiliates during such Contract Quarter in each of the Geographical Areas, calculated as the sum of the royalties set forth in the following Sections 4.2(a)(i-iii), subject to Sections 4.2(a)(v-vii) below:

(i) with respect to sales during a Contract Quarter of units of Eligible Peripheral Vascular Products covered in the country of sale by one or more valid and enforceable claims included in the Patent Rights from zero to the product of the Peripheral Vascular Base Unit Number (Section 4.2(a)(iv)) for such Eligible Peripheral Vascular Products for such Geographical Area multiplied by [***], the royalty shall be an amount equal to [***] of the Net Sales of such units of Eligible Peripheral Vascular Products;

(ii) with respect to sales during a Contract Quarter of units of Eligible Peripheral Vascular Products covered in the country of sale by one or more valid and enforceable claims included in the Patent Rights from (x) the product of the Peripheral Vascular Base Unit Number for such Eligible Peripheral Vascular Products for such Geographical Area multiplied by [***], to (y) the product of the Peripheral Vascular Base Unit Number of such Eligible Peripheral Vascular Products for such Geographical Area multiplied by [***], the royalty shall be an amount equal to [***] of the Net Sales of such units of Eligible Peripheral Vascular Products; and

(iii) with respect to sales during a Contract Quarter of units of Eligible Peripheral Vascular Products covered in the country of sale by one or more valid and enforceable claims included in the Patent Rights above the product of the Peripheral Vascular Base Unit Number for such Eligible Peripheral Vascular Products for such Geographical Area multiplied by [***], the royalty shall be an amount equal to [***] of the Net Sales of such units of Eligible Peripheral Vascular Products, provided, however, that from and after the date on which the aggregate amount of Cook Royalty Payments made by Cook pursuant to this Section 4.2(a) (iii) during the term of the Cook License exceed [***], any further royalties payable under this Section 4.2(a)(iii) shall be calculated as an amount equal to [***] of the Net Sales of such Eligible Peripheral Vascular Products.

(iv) “Peripheral Vascular Base Unit Number” shall be calculated for Cook and its respective Affiliates in each Geographical Area at such time as Cook or its Affiliates, as the case may be, makes its first commercial sale of an Eligible Peripheral Vascular Product in such Geographical Area (each a “Calculation Date”) and shall mean the number of units of the corresponding peripheral vascular product without the licensed Angiotech Technology sold by Cook to non-Affiliates in such Geographical Area during the last Contract Quarter ending prior to the applicable Calculation Date.

(v) should Cook receive from the United States Food and Drug Administration final approval to market and sell such Eligible Peripheral Vascular Products in the United States after [***] and before [***], each royalty rate set forth in Sections 4.2(a)(i-iii) shall be [***]; or

(vi) should Cook receive from the United States Food and Drug Administration final approval to market and sell such Eligible Peripheral Vascular Products in the United States after [***] and before [***], each royalty rate set forth in Sections 4.2(a)(i-iii) shall be [***]; or

(vii)  should Cook receive from the United States Food and Drug Administration final approval to market and sell such Eligible Peripheral Vascular Products in the United States after [***], each royalty rate set forth in Sections 4.2(e)(i-iii) shall be [***].

As between Angiotech and Cook, Section 4.2(c) of the Angiotech License Agreement is modified to add the following:

Section 4.2(c) does not apply to any Royalties on Eligible Peripheral Vascular Products, which are solely governed by Section 4.2(a).

5.

As licensor, Angiotech hereby newly grants to Cook, its licensee, the right for Cook to have third party Distributors (as immediately defined below) distribute Eligible Peripheral Vascular and/or GI Products.  “Distributor” is defined as a third party and its Affiliates whose business is to buy medical devices for resale, but shall in no instance include any third party that, by itself or through its Affiliates (1) in any way manufactures all or any part of Stent Products or stent-delivery systems for sale in the United States or Europe, or (2) manufactures or provides Cook or its Affiliates with all or any part of Eligible Peripheral Vascular Products or GI Products.  To the extent Cook elects to exercise its rights under this paragraph, the royalty obligations of Cook or its Affiliates under the Angiotech License Agreement (as modified by this Amendment), are further modified to include the sales of Eligible Peripheral Vascular and GI Products made by Cook or its Affiliates to any third party Distributor.  The royalty owed by Cook or its Affiliates for any sales of Eligible Peripheral Vascular or GI Products made by Cook or its Affiliates to any third party Distributor shall be calculated based on the sales price charged by Cook or its Affiliates to the third party Distributor for such products.  Notwithstanding the foregoing, in no event shall such royalty owed be less than [***] of the amount due if the royalty were calculated based on Cook’s then current list price for such Eligible Peripheral Vascular or GI Product.  Such sales price to Distributors shall include and is not limited to any cash, goods, services, intellectual property rights, encumbrances, licenses, cross-licenses, or other consideration tendered from such Distributors, Cook, Cook’s Affiliates, or any agents, successors, or assigns of such Distributor, Cook, or Cook’s Affiliates.  Cook agrees that Angiotech may grant to BSC distribution rights in BSC’s Licensed Field of Use.  Cook further agrees that any sales by Cook’s Distributors or BSC’s Distributors (if granted) will not decrease Cook’s royalty obligations by the action of any provision of the Angiotech License Agreement, including, but not limited to, Sections 4.3 and 8.11 of the Angiotech License Agreement.

6.

Cook and Angiotech agree that from the Effective Date until the expiration of the Angiotech License Agreement, all provisions, rights, and obligations of Sections 8.2 through and including 8.5, and Section 8.11 of the Angiotech License Agreement shall no longer apply to Cook regarding any actions brought by Angiotech and\or BSC for infringements of any rights contained within the Angiotech Technology in the Coronary Vascular Field of Use.  Cook’s obligations under Sections 8.1 and 8.6-8.10 of the Angiotech License Agreement shall continue to apply to Cook, including regarding any infringements of any rights of the Angiotech Technology in the Coronary Vascular Field of Use.  Notwithstanding the foregoing, (1) Angiotech shall provide Cook notice of Angiotech’s and\or BSC’s prosecution of actions for any infringements of any rights within the Angiotech Technology in the Coronary Vascular Field of Use; and (2) Cook, pursuant to Section 8.5 of the Angiotech License Agreement, shall be entitled to require Angiotech and\or BSC to consult with Cook and obtain Cook’s consent (not to be unreasonably withheld) to enter into any settlement, consent judgment, or other voluntarily final disposition of any actions for any infringements of any rights within the Angiotech Technology in the Coronary Vascular Field of Use where such settlement, consent judgment, or other voluntarily final disposition would adversely affect the validity or enforceability of any of the Patent Rights included in the Angiotech Technology in the Peripheral Vascular Field of Use or in the GI Field of Use.

7.

As between Angiotech and Cook, Section 9.1 of the Angiotech License Agreement is amended to add the following provision:

9.1(h)  Termination in the Event Cook Elects to Challenge the Validity or Enforceability of the Intellectual Property Rights Underlying the Angiotech Technology.  Cook agrees that if it, any of its Affiliates, or agents maintain (whether directly or indirectly) any claim, contention, allegation, or defense in any proceeding in any jurisdiction that any patent claim or other intellectual property right within the Angiotech Technology is invalid or unenforceable, Angiotech shall have the right at Angiotech’s option to terminate any or all of Cook’s rights and licenses under the Angiotech License Agreement.  This Section 9.1(h) does not apply to Cook’s reliance upon a final judgment by a court or a finding by an administrative authority that all relevant patent claims and all other relevant intellectual property rights comprising the Angiotech Technology are invalid or unenforceable, which final judgment or finding is a result of a claim, contention, allegation, or defense brought by a third party other than Cook, its Affiliates, agents, or Distributors.

8.

Cook agrees that from the Effective Date until the expiration of the Angiotech License Agreement, BSC will have the option in accordance with Section 9.3 of the Angiotech License Agreement to cause to become exclusive (even as to Cook but subject to Cook’s rights under Paragraph 10 of this Amendment) BSC’s worldwide right and license within the Licensed Field of Use and Licensed Applications to use, manufacture, have manufactured, distribute and sell, and to grant sublicenses to its Affiliates to use, manufacture, have manufactured, distribute and sell, the Angiotech Technology in the Coronary Vascular Field of Use.

9.

Cook agrees that from the Effective Date until the expiration of the Angiotech License Agreement, Angiotech shall have the right to grant to BSC the right for BSC to grant sublicenses to any third party under any or all of BSC’s rights or licenses to use, manufacture, have manufactured, distribute and sell the Angiotech Technology in the Coronary Vascular Field of Use solely for use in the Licensed Applications.

10.

Cook and Angiotech agree that from the Effective Date until the expiration of the Angiotech License Agreement, Cook’s activities involving the use, manufacture, distribution, sale, and granting of sublicenses to its Affiliates of the Angiotech Technology must fall within and not exceed the scope of its license as expressly modified by this Amendment and that Cook must abide by its obligations under Section 9.4 of the Angiotech License Agreement regarding the completion and sale of any products containing the Angiotech Technology in the Coronary Vascular Field of Use.  Notwithstanding the foregoing, and for the sole purpose of completing contracts for sales outside of the U.S. that Cook entered into before the Effective Date and only in quantities as are necessary to fulfill these contracts, Angiotech agrees that for the limited period from the Effective Date to and until May 1, 2005, Cook may continue only to: (1) make the LogicTM PTXTM and\or V-Flex Plus PTXTM drug eluting coronary stents in the U.S. for use in the Coronary Vascular Field of Use outside of the U.S., and (2) make sales of the LogicTM PTXTM and\or V-Flex Plus PTXTM drug eluting coronary stents outside of the U.S. in the Coronary Vascular Field of Use.  Once such contracts expire, Cook, its Affiliates, and agents will cease to engage in any commercial activities utilizing the Angiotech Technology in the Coronary Vascular Field of Use.

11.

Section 11.7 of the Angiotech License Agreement is modified to the extent that neither Cook nor Angiotech need seek the other’s written consent to any effort either may make to assign the Angiotech License Agreement, including but not limited to this Amendment, and its rights and obligations thereunder, pursuant to a merger, consolidation, or sale of substantially all of the assets or stock, or to an entity that acquires substantially all of either’s assets used to carry out the business to which the Angiotech License Agreement and this Amendment pertain, provided that the potential assignee agrees in writing to be bound by the terms and conditions thereunder. Cook and Angiotech expressly acknowledge that the foregoing does not eliminate, amend, or otherwise limit any rights BSC may have as to the aforementioned transactions as described in Section 11.7 of the Angiotech License Agreement.

12.

In further consideration for Cook’s agreement to the provisions of this Amendment, Angiotech will hold in escrow for Cook $25,000,000.00 (U.S.).  Angiotech will promptly file the necessary regulatory filings with the Federal Trade Commission and U.S. Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act (“Act”) for review of Boston Scientific’s potential election to convert the Angiotech License Agreement to an exclusive license in the Coronary Vascular Field of Use.  Upon successful review and expiration of any waiting periods required under the Act, Angiotech will instruct the escrow agent to disperse to Cook the above escrow amount, along with any accrued interest.  In the event that the regulatory filing and/or review under the Act is unsuccessful, this Amendment will terminate, all provisions will become null and void, and no money or interest will be paid to Cook.

13.

Angiotech and Cook agree that, except as expressly provided in this Amendment, the Angiotech License Agreement shall remain unmodified and shall continue in full force and effect.  Capitalized terms not otherwise defined in this Amendment will carry their meaning as set forth in the Angiotech License Agreement.

14.

Cook and Angiotech expressly acknowledge that this Amendment shall not in any way bind BSC, and similarly, that Cook shall not in any way be bound by any amendment to the Angiotech License Agreement between Angiotech and BSC.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first set forth above.

ANGIOTECH PHARMACEUTICALS, INC.	COOK INCORPORATED
By: /s/ David D. McMasters	By: /s/ M. Kem Hawkins
Name: David D. McMasters	Name: M. Kem Hawkins
Title: General Counsel & Vice-President Legal Affairs	Title: President